EXHIBIT 5.1
Kirkpatrick & Lockhart Preston Gates Ellis LLP
Henry W. Oliver Building
535 Smithfield Street
Pittsburgh, PA 15222
July 10, 2007
Calgon Carbon Corporation
Calgon Carbon Investments, Inc.
BSC Columbus, LLC
CCC Columbus, LLC
P.O. Box 717
Pittsburgh, Pennsylvania 15230
     Re: Registration Statement on Form S-1
Ladies and Gentlemen:
     We have acted as counsel to Calgon Carbon Corporation, a Delaware corporation (“Calgon Carbon”), and Calgon Carbon Investments, Inc., a Delaware corporation (“Calgon Carbon Investments”), BSC Columbus, LLC, a Delaware limited liability company (“BSC Columbus”), and CCC Columbus, LLC, a Delaware limited liability company (“CCC Columbus, and with Calgon Carbon Investments and BSC Columbus collectively, the “Guarantors”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by Calgon Carbon and the Guarantors with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Calgon Carbon of $75,000,000 aggregate principal amount of its 5.00% Convertible Senior Notes due 2036 (the “Notes”) and up to 14,705,880 shares of common stock, $.01 par value (“Common Stock”), of Calgon Carbon issuable upon conversion of the Notes based upon an initial conversion rate of 196.0784 shares per $1,000 principal amount of the Notes, and by the Guarantors of their respective guarantees of the Notes (the “Guarantees”). The Notes and the Guarantees were issued in accordance with the provisions of the Indenture, dated as of August 18, 2006 (the “Indenture”), by and among Calgon Carbon, the Guarantors and The Bank of New York, as trustee.
     In connection with rendering the opinions set forth below, we have examined the Registration Statement, the Prospectus contained therein, the Indenture, the Amended Certificate of Incorporation and Amended By-laws of Calgon Carbon, the Certificate of Incorporation and By-laws of Calgon Carbon Investments, the respective Certificates of Formation and Operating Agreements of BSC Columbus and CCC Columbus and resolutions adopted by the respective Boards of Directors or Boards of Managers, as the case may be, of Calgon Carbon and the Guarantors, and we have made such other investigation as we have deemed appropriate. We have examined and relied on certificates of public officials. We have not independently established any of the facts so relied on.

     For the purposes of this opinion letter we have assumed that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, and that all signatures (other than signatures on behalf of Calgon Carbon or any Guarantor) on each such document are genuine. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on (other than Calgon Carbon and any Guarantor) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of those assumptions.
     We are opining herein as to the effect of (i) solely with respect to the opinions in numbered paragraphs 1 and 2 below, the laws of the State of New York, other than its law relating to choice of law, and (ii) solely with respect to the opinion in numbered paragraph 3 below, the Delaware General Corporation Law. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction, or the local laws of any jurisdiction.
     Based on the foregoing, and subject to the foregoing and the additional qualifications and other matters set forth below, it is our opinion that:
1. The Notes constitute valid and binding obligations of Calgon Carbon, enforceable against Calgon Carbon in accordance with their terms, under the laws of the State of New York which are expressed to govern the same, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law), and are entitled to the benefits of the Indenture.
2. The Guarantees constitute the valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, under the laws of the State of New York which are expressed to govern the same, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law), and is entitled to the benefits of the Indenture.
3. The shares of Common Stock of Calgon Carbon issuable upon conversion of the Notes, when issued and delivered upon conversion of the Notes in accordance with the terms of the Notes, will be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of Calgon Carbon.
     Regarding the Guarantees in particular, we note that guaranties are subject to particularly close scrutiny and strict construction. Further, any waiver of defenses by any Guarantor may be enforceable as to defenses which Calgon Carbon could raise but may not be enforceable as to defenses which could be raised by any Guarantor alone.

     The foregoing opinions are rendered as of the date of this letter. We assume no obligation to update or supplement any of such opinions to reflect any changes of law or fact that may occur. We hereby consent to the reference to us in the Registration Statement under the caption “Legal Matters.”

Yours truly,

/s/ Kirkpatrick & Lockhart Preston Gates Ellis LLP

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